Seligman TargetHorizon ETF Portfolios, Inc.
                                          Exhibit: Sub-item 77C
                             Matters Submitted to a Vote of Security Holders

Shareholders of Seligman TargetHorizon ETF Portfolios, Inc. voted on two proposals at the Special Meeting of Shareholders held on November 3, 2008 and November 6, 2008. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

TargETFund Core
     For                    Against                                    Abstain
5,118,128.955            249,220.128                                254,182.956

TargETFund 2015
     For                   Against                                      Abstain
2,243,824.637            102,131.548                                    196.810

TargETFund 2025
     For                   Against                                     Abstain
2,869,876.629            150,829.016                                 97,541.512

TargETFund 2035
    For                     Against                                    Abstain
  364,031.988              2,585.000                                  7,506.000

TargETFund 2045
    For                     Against                                    Abstain
  281,860.632              1,573.000                                  8,332.955

Proposal 2
To elect 10 directors to the Board:

Seligman TargetHorizon ETF Portfolios, Inc.
                             For                                     Withheld
Kathleen Blatz         13,472,755.327                             1,096,654.352
Arne H. Carlson        13,470,420.327                             1,098,989.352
Pamela G. Carlton      13,474,260.873                             1,095,148.806
Patricia M. Flynn      13,471,915.873                             1,097,493.806
Anne P. Jones          13,463,412.327                             1,105,997.352
Jeffrey Laikind        13,471,925.873                             1,097,483.806
Stephen R. Lewis, Jr.  13,478,933.873                             1,090,475.806
Catherine James Paglia 13,471,915.873                             1,097,493.806
Alison Taunton-Rigby   13,471,915.873                             1,097,493.806
William F. Truscott    13,481,268.873                             1,088,140.806